EXHIBIT 4.1

                          FIRST SUPPLEMENTAL INDENTURE

         FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture"), dated as of July 21, 2006 between BE Aerospace, Inc., a Delaware corporation (the "Company"), and The Bank of New York Trust Company, NA, as trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H :
                              -------------------

         WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of October 7, 2003 (the "Indenture"), providing for the issuance of the 8 1/2% Senior Notes due 2010 (the "Securities") (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

         WHEREAS, in accordance with Section 902 of the Indenture, the Trustee and the Company, together with the written consent of the Holders of not less than a majority in principal amount of the Outstanding Securities as of the date hereof, may add or amend certain terms and covenants in the Indenture as described below;

         WHEREAS, the Company is undertaking to execute and deliver this First Supplemental Indenture to amend certain terms and covenants in the Indenture (the "Proposed Amendments") in connection with its offer to purchase the Securities pursuant to the Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal of the Company, dated as of July 10, 2006, and any amendments, modifications or supplements thereto (the "Offer and Consent Solicitation");

         WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in principal amount of the Outstanding Securities in order to effect the Proposed Amendments;

         WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

         NOW, THEREFORE, in consideration for the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

                                    ARTICLE I

                                   Amendments

         Section 1.1. Amendments to the Indenture. The Indenture is hereby amended as follows:

         (i)   Sections 803, 1006, 1007, 1008, 1009, 1010, 1011, 1013, 1014,
               1015, 1016, 1017, 1018, 1020, 1021 and 1023 are hereby amended by deleting

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               all such Sections in their entirety and all references thereto contained elsewhere in the Indenture in their entirety;

         (ii) Clause (2) of Section 801 is hereby amended by deleting all of such clause in its entirety and all references thereto contained elsewhere in the Indenture in their entirety, and all references to Section 801 in the Indenture shall mean Section 801 as amended hereby;

         (iii) Section 501 is hereby amended by deleting clauses (3), (5), (6) and (7) thereof in their entirety, and all references thereto contained elsewhere in the Indenture in their entirety, and by deleting the references to "Significant Subsidiary" set forth in each of clauses (8) and (9) thereof, and all references to
               Section 501 in the Indenture shall mean Section 501 as amended hereby;

         (iv) The introductory clause of Section 1105 is hereby amended by deleting the phrase "not less than 30 nor more than 60 days" and replacing it with the phrase "not less than three (3) nor more than 60 days". All references to Section 1105 in the Indenture shall mean Section 1105 as amended hereby; and

         (v) All definitions set forth in Section 101 of the Indenture that relate to defined terms used solely in sections deleted by this First Supplemental Indenture are deleted in their entirety hereby.

                                   ARTICLE II

                                  Miscellaneous

         Section 2.1. Effectiveness. This First Supplemental Indenture shall become effective on and as of the date the counterparts hereto shall have been executed and delivered by each of the parties hereto. This First Supplemental Indenture will become operative upon the earlier to occur of (x) the date on which the tendered Securities are accepted for payment and are paid for by the Company in accordance with the terms of the Offer and Consent Solicitation and
(y) the date on which the Company delivers a written, irrevocable notice to Global Bondholder Services Corporation, as Depositary, that all conditions of the Offer and Consent Solicitation have been waived or satisfied and it shall not amend, extend or terminate the Offer and Consent Solicitation and shall consummate the Offer and Consent Solicitation on the expiration date, or 5:00 p.m., New York City time, on August 7, 2006, unless extended or earlier terminated by the Company, in which case this First Supplemental Indenture will become operative as of the date hereof.

         Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         Section 2.3. Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the

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Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

         Section 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

         Section 2.5. Conflict with the Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

         Section 2.6. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 2.7. Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

         Section 2.8. Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

         Section 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

         Section 2.10. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         Section 2.11. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 2.12. Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.


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         Section 2.13. The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.


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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first written above.

                                      BE AEROSPACE, INC.


                                      By:  /s/ Thomas P. McCaffrey
                                           -------------------------------------
                                           Name:  Thomas P. McCaffrey
                                           Title: Senior Vice President of
                                                  Administration and Chief
                                                  Financial Officer


                                      THE BANK OF NEW YORK TRUST COMPANY, NA,
                                              as Trustee


                                      By:  /s/ Geraldine Creswell
                                           -------------------------------------
                                           Name:  Geraldine Creswell
                                           Title: Assistant Treasurer




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